Exhibit B

To:	All ArcSight Employees

From:	Bill Veghte, EVP, HP Software & Solutions

Date:	September 15, 2010

Subject:	HP Announces Definitive Agreement to Acquire ArcSight
Monday morning I woke up at 3 a.m., put on my ArcSight Cyberhero t-shirt, and went to work. After the press release went out, Tom and I spent my day talking to lots of folks about why this deal made great sense for customers, for partners for investors and for our two companies. One of my favorite set of discussions occurred at the very end of the day when I arrived home to tell my children about my day.
After showing off my cyberhero t-shirt to them with great pride, they wanted to know two things:
1)	What does it mean to be cyberhero?
2)	Did the people I was trying to team up with want me on their team?
As is often the case, kids have a wonderful and direct perspective, and this situation was no exception. The questions they were asking are not dissimilar to the questions each of us have. This acquisition is predicated on the belief that an HP/ArcSight cyberhero team will enable us both to battle the four forces of evil (cost, complexity, risk and security threats) more effectively.
At the core of any successful partnership is respect and a shared vision. On Monday you got a sense of the tremendous respect I have for what you have built and my energy and optimism about what we can continue to build together. You have consistently exceeded targets and achieved top leadership in your market. You are a company made up of great people and great products, backed by great sales and marketing and supported by great support and services.
Together, we share a common vision to deliver a new approach to enterprise threat and risk management. We believe enterprises today need to take a new approach to security and compliance. The combination of HP and ArcSight will create this new approach by providing a new proactive holistic solution that offers enterprise customers a better way to reduce risk and improve compliance by providing:
•	Broader visibility through a comprehensive view of all IT and security activity
•	Deeper context to detect threats and risks in real-time with correlation
•	Faster remediation to enable a constant closed loop cycle and reduce cost
Add to this three additional things:
1.	The tools that ensure security are built into enterprise applications during development. HP Software recently announced our intent to acquire Fortify. This will combine HP’s market leading test/validation tools with the leading static testing tool in the market, enabling the very best solution for enterprises looking to ensure the security of their apps and services prior to putting them into production.

2.	A broad portfolio of security services and products beyond HP Software, including leading assets like TippingPoint, the market leader in network intrusion detection (and an organization you are already partnering with).
3.	A fantastic route to market. You have great technology, and aligning with HP’s sales and services organizations will give you the ability to reach more customers, faster.
Our common vision and clear product synergies are generating a lot of excitement at HP about what we can do together. I know you have many questions. Until this transaction closes, however, we are not able to answer as many questions as we would like. Between now and the completion of the tender offer, as Tom as highlighted, there will be no changes in the day-to-day activities at ArcSight, and your management team will continue to operate as business as usual. If you have questions, please forward them to questions@arcsight.com. The ArcSight leadership team will answer your questions in as timely fashion as possible.
Thanks much!
Bill Veghte
EVP, HP Software & Solutions
THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY ARCSIGHT COMMON STOCK HAS NOT YET COMMENCED AND WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT HP INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. THOSE MATERIALS SHOULD BE READ CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. ONCE FILED, COPIES OF THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND RELATED DOCUMENTS WILL BE MADE AVAILABLE TO ARCSIGHT STOCKHOLDERS AT NO EXPENSE TO THEM. IN ADDITION, THOSE MATERIALS WILL BE AVAILABLE AT NO CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT WWW.SEC.GOV.
This document contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, the target company’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s SEC reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010. HP assumes no obligation and does not intend to update these forward-looking statements.